Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date February 20, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Closes First Industrial Distribution Center in Dallas Chicago (February 20, 2014) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced it has completed the acquisition of Grand Prairie Distribution Center, a 277,000 square foot distribution warehouse located in southwest suburban Dallas, TX. The newly constructed, state-of-the-art building is 100 percent leased to Fruit of the Earth, a leading manufacturer of aloe-based healthcare products. The lease is for a period of ten years running through January 2024. Dallas-Fort Worth is the fifth largest warehouse market in the US and is known as the nation’s largest inland port with excellent access to major highways, rail lines and the airport. The property is located five miles south of DFW International Airport in the Great Southwest submarket and is centrally located between Dallas and Fort Worth, making it attractive to local distributors and national companies alike. “The acquisition of Grand Prairie Distribution Center reflects our strategic approach to grow our industrial allocation through investments in modern, strategically located properties that provide steady income through long-term leases,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “Additionally, the triple-net lease structure of this investment provides us with a pure net rental income stream that increases over time.” Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that provides investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com.

### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.